CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Equity Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 27 to the Registration Statement of Strong Equity Funds, Inc. (comprising, respectively, the Strong Growth Fund, Strong Value Fund, Strong Mid Cap Growth Fund, Strong Growth 20 Fund, Strong Small Cap Value Fund, Strong Dow 30 Value Fund, Strong Strategic Growth Fund and Strong Enterprise Fund) on Form N-1A of our reports dated February 8, 1999 (Strong Growth Fund, Strong Value Fund, Strong Mid Cap Growth Fund, Strong Growth 20 Fund, Strong Small Cap Value Fund, Strong Dow 30 Value Fund, Strong Strategic Growth Fund and Strong Enterprise
Fund) and February 9, 1999 (Strong Dow 30 Fund), on our audits of the financial statements and financial highlights of Strong Equity Funds, Inc., which reports are included in the Annual Report to Shareholders for the year ended December 31, 1998, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
April 28, 1999